Exhibit 23.2


    Consent of Independent Chartered Accountants



    The Shareholder of
    Bredero Price Holding BV and subsidiaries


    We consent to the incorporation by reference of our report dated 25 February 1993 (except as to Note 20, which as of 26 February 1993) relating to the consolidated balance sheet of Bredero Price Holding BV and subsidiaries as of December 31, 1992 and the related consolidated statement of earnings and cash flows for the year ended December 31, 1992, in the Registration Statement on Form S-8 of Dresser Industries, Inc. to be filed for the Savings Plan for Employees of Baroid
    Corporation, which report appears in the 27 April 1993 Form 8-K/A amendment to the 11 March 1993 Form 8-K of Dresser Industries, Inc.



                                       /s/ KPMG PEAT MARWICK
                                       KPMG Peat Marwick

    London, United Kingdom
    January 28, 1994